Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Contact:	At Dresner Corporate Services
Robert L. Johnson, President & CEO or Curtis R. Kollar, Chief Financial Officer	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL DECLARES CASH DIVIDEND

WEST POINT, Ga., April 24, 2012—Charter Financial Corporation (NASDAQ: CHFN) today announced that its board of directors has declared a cash dividend of 5 cents per share. The dividend is payable on May 25, 2012, to stockholders of record as of May 11, 2012.

Historically Charter Financial Corporation’s majority stockholder, First Charter, MHC, has waived the receipt of most dividends declared by Charter Financial Corporation, and the Office of Thrift Supervision (“OTS”) approved such dividend waivers by First Charter, MHC pursuant to applicable regulations.  First Charter, MHC, which owns approximately 62% of the common stock of Charter Financial Corporation, has waived the receipt of the current dividend, and the Federal Reserve Bank of Atlanta, as successor to the OTS, has approved the dividend waiver.

Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution.  CharterBank is headquartered in West Point, Georgia, and operates branches in central West Georgia, East Alabama and the Florida panhandle.  CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

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